Exhibit 10.3

                       As adopted by the Board of Directors on February 10, 1997

                        BLONDER TONGUE LABORATORIES, INC.
                          EXECUTIVE OFFICER BONUS PLAN

Section 1. Definitions.

   For purposes of this Blonder Tongue Laboratories, Inc. Executive Officer Bonus Plan (the "Plan"), the following terms have the meanings indicated unless a different meaning is clearly required by the context.

   1.1 "Board of Directors" means the board of directors of the Company.

   1.2 "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific provision of the Code shall include such provision, any valid regulation or ruling promulgated thereunder and any comparable provision of future law that amends, supplements or supersedes such provision.

   1.3 "Committee" means the Compensation Committee of the Board of Directors.

   1.4 "Company" means Blonder Tongue Laboratories, Inc.

   1.5 "Executive Officer" has the meaning set forth in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended.

   1.6 "Fiscal Year" means the fiscal year of the Company.

   1.7 "Participant" means an individual who participates in the Plan pursuant to Section 3.1.

Section 2. Purpose.

   The purpose of the Plan is to provide performance incentives to Executive Officers of the Company who contribute materially to the success of the Company in a manner which recognizes individual contribution, encourages teamwork throughout the Company and enables the Company to attract and retain the executive personnel required for its continued growth and profitability.

Section 3. Participation.

   3.1 Prior to the ninety-first (91st) day of each Fiscal Year, the Committee shall designate, from among the individuals who are Executive Officers of the Company on the first day of such Year, the individuals who shall be Participants in the Plan for such Fiscal Year. An individual who becomes an Executive Officer during a Fiscal Year by virtue of being hired or promoted may be designated a Participant.

   3.2 An individual who is a Participant in the Plan for a Fiscal Year shall not participate for such Year in the Company's regular annual bonus program.

   3.3 No individual shall have any claim or right to be a Participant in this Plan, and any individual's participation in this Plan may be terminated at any time without notice, cause or regard for past practices. Neither this Plan nor any action under this Plan shall confer on any individual any right to be retained in the employ of the Company or any subsidiary.

Section 4. Performance Goals.

   4.1 Prior to the ninety-first (91st) day of each Fiscal Year, the Committee shall establish one or more objective performance goals for each Participant for such Year. In the case of an individual designated a Participant for a Fiscal Year, on or after the ninety-first (91st) day thereof, the applicable period shall be the remainder of the Fiscal Year and the performance goal or goals shall be established no later than the day on which twenty-five (25%) percent of such performance period has elapsed.


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   4.2 Performance goals shall be expressed in terms of (a) one or more corporate or divisional earnings-based measures (which may be based on net income, operating income, cash flows, or any combination thereof) and/or (b) one or more corporate or divisional sales-based measures. Each such goal may be expressed on an absolute and/or relative basis, may employ comparisons with past performance of the Company (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, shareholders' equity and shares outstanding.

   4.3 No performance goal shall be established hereunder unless, at the time of establishment, the relevant outcome is substantially uncertain. Performance goals need not be uniform among Participants.

   4.4 The measures used in performance goals set under the Plan shall be determined in accordance with generally accepted accounting principles ("GAAP") and in a manner consistent with the methods used in the Company's regular reports on Forms 10-K and 10-Q, without regard to the effect of changes in accounting principles or of extraordinary items as determined by the Company's independent public accountants in accordance with GAAP.

Section 5. Bonus Awards.

   5.1 At the time that annual performance goals are established for Participants, the Committee shall establish a maximum dollar bonus opportunity for each Participant for the Fiscal Year (or remainder thereof) and a formula to determine actual bonus payments based on the degree of achievement of the goal or goals set for the Participant.

   5.2 The annual bonus opportunity for a Participant shall in no event exceed 100% of the basic salary of the Participant (exclusive of all other compensation of the Participant) as of the first day of the Fiscal Year for which such bonus opportunity is being determined.

   5.3 Bonuses to be paid under the Plan shall be determined following the close of each Fiscal Year on the basis of the performance goals and bonus opportunities established pursuant to Sections 4.1, 4.2 and 5.1; provided, however, that the Committee shall have absolute discretion to reduce the bonus that would otherwise be payable to any Participant on the basis of achievement of the performance goals. Bonuses shall be paid to Participants in cash at such time as bonuses are generally paid to Company officers; provided, however, that no such payment shall be made until the Committee has certified in writing that the performance goals and any other material terms have been satisfied. The Company may establish a program enabling Participants to defer receipt of part or all of the bonuses payable hereunder.

   5.4 In the event of the termination of employment of a Participant during a Fiscal Year other than by the Company for cause, the Committee shall have the power in its discretion to award such Participant an equitably prorated portion of the bonus (if any) which otherwise would have been payable to such Participant after the close of such Fiscal Year.

   5.5 The Company shall have the right to withhold from any bonus payment such amount as the Company determines is necessary to satisfy applicable withholding tax requirements.

Section 6. Administrative Provisions.

   6.1 The Plan shall be administered by the Committee, which shall be comprised solely of two or more members of the Board of Directors who are "Non-Employee Directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended and who satisfy the requirements for an "outside director" set forth in applicable regulations under section 162(m) of the Code. The Committee shall have sole responsibility for administration and interpretation of the Plan and may in its discretion make all determinations and take all actions it deems necessary or advisable for operation of the Plan.

   6.2 The Plan was adopted by the Board of Directors on February 10, 1997 and shall take effect beginning with the Fiscal Year of the Company starting January 1, 1997. The Board of Directors may at any time amend the Plan in any fashion or terminate the Plan.

   6.3 The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of choice of laws.

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